EXHIBIT NO. 11.1

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

	Year Ended December 31, 2004
	Shares	Earnings Per Share
Basic Weighted Average Shares Outstanding	1,119,409	$3.22

Diluted
Average Shares Outstanding	1,126,880	$3.20
Common Stock Equivalents

	Year Ended December 31, 2003
	Shares	Earnings Per Share
Basic Weighted Average Shares Outstanding	1,119,409	$3.08

Diluted
Average Shares Outstanding	1,122,007	$3.07
Common Stock Equivalents